Exhibit 99.2

Matt Clawson:

Thank you,           .  Good afternoon, everyone.  Thanks for joining us for T2 Biosystem’s First quarter results conference call.  On the call this afternoon to discuss results and operational milestones for the period ended Mrch 31st, 2016 are president and CEO, John McDonough, Chief Financial Officer, Moe Castonguay and David Harding our Chief Commercial Officer.   John and Moe will lead off the call with some prepared remarks followed by a question-and-answer period.

I’d like to remind everyone that comments made by management and responses to questions today will include forward-looking statements.  Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.  Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems filings with the SEC, the Risk Factors section in its registration statements on Forms S-1 and 10K, as well as other risks and uncertainties detailed in subsequent SEC filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

With that, I’d like to turn the call over to CEO John McDonough for his opening comments.  Good afternoon, John.

JOHN MCDONOUGH:

Thanks, Matt and good afternoon everyone. Thank you for joining us on the call today.

I’m sure most of you are aware that we pre-announced certain first quarter metrics on April 11, including hospital commitments and other commercial measures in the quarter.  Since we had that call such a short time ago, I’m going to be brief today.  I will reiterate the key accomplishments and lessons learned from the quarter, offer a new anecdote from a hospital I think demonstrates the value we deliver via our technology, have Moe go over the financial details, and then make some brief closing remarks before I open the call up to questions.

We closed three hospital accounts in the US during the quarter—less than we anticipated—and two in Europe, which was ahead of expectations.  As we discussed, predicting the timing of hospital close rates over a short period of time in the early stages of product adoption is difficult, especially for a revolutionary value proposition like ours.  What we are offering is helping to save lives and dollars everyday now, but we are changing the decades old, fundamental way hospitals defend against sepsis and when you are changing a paradigm for patient care, there can often be hitches in the final stages that create delays.  That said — we have never felt more sure of our selling proposition as the evidence of our value proposition is now rolling in.

Most importantly and perhaps of most importance to you, however, is that we are tracking well and we believe the market demand for our platform remains robust.  We completed a deep analysis of our sales pipeline and, in light of the slow Q1 start, we have taken the prudent step of adjusting our target to 45-65 hospital and lab commitments for the year which would bring our total customer base to 75 to 95 hospitals by year end.  As we progress through the year and gain greater insight, we will update you on that target.

Europe has always been a key target for us, but it’s been a pleasant surprise.  We closed three distribution agreements with well-connected partners during the quarter—ahead of our goal of two—enabling us to close two customer placements in the first quarter.  Again, that’s ahead of our expectations that the first customer placements would be in the second half of the year.  Our distribution partners in Europe are experienced in the microbiology space and skilled at identifying the best customers for our technology, so we believe we are well situated there.

We also believe that the introduction of T2Bacteria into the market, which we currently expect to occur early next year, will make a significant difference in driving adoption.  The need for rapid detection of bacterial sepsis is similar to Candida sepsis, but, based on our experience, there appears to be a broader market appreciation for bacterial sepsis.  We have a number of hospitals in the sales pipeline that have stated they are waiting for the bacteria panel to be added, despite the clear economic and clinical value generated by Candida alone.

We are currently making the necessary investments and build out of the sales team for optimal success today and to prepare for the co-marketing of both panels.  Our target continues to be to have 20 people on board the sales team by the end of Q2 and add as we see the need through the end of 2016.

Before we touch on the financials, I’ll share one brief anecdote: We received a very enthusiastic call recently from one of our hospital customers that recently went online with their system and started testing patients.  Based on our T2Candida test, they picked up a patient who tested positive.  Knowing with certainty what was going on with the patient, and after administering the appropriate antifungal drugs, they retested the patient four days later and the infection had cleared.  Because of the ability to rapidly identify the cause of the infection, and to rapidly know the infection had cleared, the patient was sent home four days early.  It’s a simple example, and one that we understand may be replicated now in our growing family of institutions, but it demonstrates the kind of outcome our technology can produce.  From the hospital and the patient’s viewpoint—and of course from ours—this is wonderful news.  And it’s just a sample of the kind of very satisfying feedback we are receiving.

Now finally, I’d like to take a moment to briefly comment on the second piece of news this afternoon, which is the transition of the CFO role from Moe Castonguay to Shawn Lynch.  As the press release indicated, Moe has decided to retire and Shawn will assume the CFO role after a brief transition period to help ensure a smooth handoff.  Despite his relatively brief tenure, Moe made some significant contributions to the financial systems and operational health of the company.  He has been a trusted partner and a helpful resource for the investment community.  We wish Moe the best of luck as he contemplates the next, and hopefully more relaxing, phase of his life.

I am happy to report that we were able to attract an exceptional executive to take on the CFO role and to bring his own stamp to T2 Biosystems.  Shawn has served in senior finance leadership roles in public companies for the past 13 years.  He most recently served as Vice President and Chief Financial Officer of PerkinElmer’s Environmental Health business, a provider of analytical instruments and consumables to the food, environmental and pharmaceutical end markets.  Prior to that, Shawn was with General Electric in various roles of increasing responsibility with his last assignment serving as Global Controller, Measurement & Control.  Shawn started his career at KPMG LLP where he served in the firm’s M&A and Audit practices.  Shawn is a certified public accountant and received a BS in accounting from Suffolk University.

We believe his outstanding record of experience managing the finances within rapidly growing organizations as well as the discipline and systems acumen that comes from a long tenure within the General Electric organization will serve T2 well.  He has a sterling reputation and I am certain that you will all enjoy working with Shawn when he officially takes the reins and begins to attend investor events and meetings next month.

And with that I’ll turn the call over to Moe, who is here to do the call with us today, and I know you will all join me in wishing him all the best.

Moe?

MOE CASTONGUAY

Thanks, John

Total revenue for the first quarter was approximately $1.1 million, which consisted of $437,000 in product revenue primarily from consumable diagnostic tests and $659,000 in research revenue.

Total operating expenses for the first quarter were $12.8 million, reflecting increased investment in our sales force and commercialization of our products.

The net loss applicable to common shareholders for the first quarter was $13.4 million, or $0.55 loss per common share, compared to $10.6 million, or $0.53 loss per common share in the first quarter of 2015.

Our balance sheet as of March 31, 2016 remained strong reflecting total cash and cash equivalents of $59.5 million with an additional $10 million available under our equipment lease credit facility.  Our first quarter cash burn was higher than a normal quarter due to payment of 2015 year end accruals.

Now for our 2016 Outlook

We expect 45-65 new customer commitments globally for the year.

Pricing on our T2Candida diagnostic tests is expected to remain stable in the range of $200 and $250.

In the first year since commencing shipment, approximately 90 percent of placements were under a reagent rental model. That number remains a good estimate of the pattern going forward.

Research revenue is expected to be comparable to what was realized in the first quarter of 2016.

We anticipate total second quarter operating expenses to be between $12.8 million and $13.2million, including approximately $2.0 million in non-cash expenses that consist primarily of depreciation and stock compensation expenses.

Virtually all increases in operating expenses are associated with investments in building our sales and commercial activities, both in and outside the U.S., new product development, the clinical trials associated with new products, and building the infrastructure required to support the scale of business we expect to realize in 2017 and beyond.

We expect net interest expense to be approximately $750,000 in the second quarter.

We anticipate that the number of common shares outstanding will be approximately 24.4million in the second quarter and, for the full year, we are forecasting 24.7 million.

I’d like to say thank you to the many of you who I have had the good fortune to get to know over the past year.  It has been a pleasure and great experience working with John and the entire team at T2Biosystems. I believe that I am leaving the company both in capable hands and better than when I arrived.  With that I’ll turn the call back over to John for some closing remarks.  John?

JOHN MCDONOUGH

Thanks, Moe. I agree on both counts.

We remain very confident in our business and the momentum we are establishing.  We believe we have made the necessary investments we need to make in building our sales team and commercial infrastructure to prepare for, and support, the growth we are expecting throughout this year and next.  And we believe the introduction of our T2Bacteria product in early 2017 will help further drive adoption of our technology and drive future growth.

With each new time our T2MR technology goes online, we now receive different and wonderful feedback from the hospitals where it is operating.  That kind of enthusiastic feedback is very gratifying for our entire team—to learn first-hand how our work is making a difference.

That real world experience is also translating to a growing body of data demonstrating that the value of our system — both financial and clinical — is real and demonstrable.  We expect to see several presentations and posters at the ASM conference in June — where some of our first customers will be reporting on the impact we are having in their hospitals.  We look forward to sharing some of these studies and findings with you in the coming months.

The business is tracking well and while we are still in the early stages of growing revenue, we are building a strong customer base with T2Candida and have a developing pipeline of products including T2Bacteria that we expect to drive further adoption of our platform in hospitals around the world, and utilization of our diagnostic tests that will drive revenue and ultimately long term profitability.

Finally, I will be attending the upcoming Deutsche Bank conference in early May and the Goldman Sachs Conference in June. I hope to see many of you at those events and others that will follow this summer.

With that, I’ll turn the call over to the operator for questions. Operator?